LENNAR PARTNERS

An LNR Company

March 1, 2003

LaSalle Bank, N.A.

135 S. LaSalle Street, Suite 1625

Chicago, IL 60603

Attention: Asset Backed Securities Trust Services Group, Greenwich Capital Commercial

Funding Corp. Commercial Mortgage Trust Series 2002 C1

RE: Annual Independent Public Accountant's Servicing Report

Greenwich Capital Commercial Funding Corp., Commercial Mortgage Trust 2002 C1

To Whom It May Concern:

As of and for the year ended December 31, 2002, Lennar Partners, Inc. has complied in all material respects with the applicable minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers applicable to the commercial and multifamily mortgages for the special servicer as noted in the attachment to this assertion. As of and for this same period, Lennar Partners, Inc. had in effect a fidelity bond in the amount of $10,000,000 and an errors and omissions policy in the amount of $10,000,000.

Sincerely,

LENNAR PARTNERS, INC.

Susan K. Chapman

Susan K. Chapman

Vice President

Cc: Wachovia Bank, NA

NC 1075, 8739 Research Drive URP4

Charlotte, NC 28288 1075

1601 Washington AvenueSuite 700 Miami Beach, Florida 33139

Greenwich Capital Commercial Funding Corp., Commercial Mortgage Trust 2002 C1

Greenwich Capital Commercial Funding Corp.

600 Steamboat Road

Greenwich, CT 06830

Perry Gershon

Greenwich Capital Markets, Inc.

600 Steamboat Road

Greenwich, CT 06830

Perry Gershon

Credit Suisse First Boston Corporation

Eleven Madison Avenue

New York, NY 10010

Debra Huddleston and Pamela McCormack

Lehman Brothers Inc.

399 Park Avenue, 8th Floor

New York, NY 10022

Thomas Chilton

Standard & Poor's Rating Services, Inc.

55 Water Street, 41st Floor

New York, NY 10041

Commercial Mortgage Surveillance Group

Fitch IBCA, Inc.

One State Street Plaza

New York, NY 10004

Commercial Mortgage Backed Securities Group

Moody's Investor's Service, Inc.

99 Church Street, 4th Floor

New York, NY 10007

Commercial Mortgage Surveillance Group

Mortgage Bankers Association of America

Uniform Single Attestation Program for Mortgage Bankers

Minimum Servicing Standards Applicable to

Lennar Partners, Inc. as Special Servicer for

GCCFC 2002 C1
	MINIMUM SERVICING STANDARDS	APPLICABLE	NOT APPLICABLE
I.	Custodial Bank Accounts
1.	Reconciliations shall be prepared on a monthly basis for all custodial bank accounts and related bank clearing accounts.		X
2.	Funds of the servicing entity shall be advanced in cases where there is an overdraft in an investor's or a mortgagor's account.		X
3.	Each custodial account shall be maintained at a federally insured depository institution in trust for the applicable investor.		X
4.	Escrow funds held in trust for a mortgagor shall be returned to the mortgagor within thirty (30) calendar days of payoff of the mortgage loan.		X
II.	Mortgage Payments
1.	Mortgage payments shall be deposited into the custodial bank accounts and related bank clearing accounts within two business days of receipt.		X
2.	Mortgage payments made in accordance with the mortgagor's loan documents shall be posted to the applicable mortgagor records within two business days of receipt.		X
3.	Mortgage payments shall be allocated to principal, interest, insurance, taxes or other escrow items in accordance with the mortgagor's loan documents.	X
4.	Mortgage payments identified as loan payoffs shall be allocated in accordance with the mortgagor's loan documents.	X
III.	Disbursements
1.	Disbursements made via wire transfer on behalf of a mortgagor or investor shall be made only by authorized personnel.		X
2.	Disbursements made on behalf of a mortgagor or investor shall be posted within two business days to the mortgagor's or investor's records maintained by the servicing entity.		X
3.

Tax and insurance payments shall be made on or before the penalty or insurance policy expiration dates, as indicated on tax bills and insurance premium notices, respectively, provided that such support has been received by the servicing entity at least thirty (30) calendar days prior to these dates.

X
4.

Any late payment penalties paid in conjunction with the payment of any tax bill or insurance premium notice shall be paid from the servicing entity's funds and not charged to the mortgagor, unless the late payment was due to the mortgagor's error or omission.

X
5.	Amounts remitted to investors per the servicer's investor reports shall agree with cancelled checks, or other form of payment, or custodial bank statements.		X
6.	Unused checks shall be safeguarded so as to prevent unauthorized access.		X
IV.	Investor Accounting and Reporting
1.

The servicing entity's investor reports shall agree with or reconcile to investor's records on a monthly basis as to the total unpaid principal balance and number of loans serviced by the servicing entity.

X
V.	Mortgagor Loan Accounting
1.	The servicing entity's mortgage loan records shall agree with, or reconcile to, the records of mortgagors with respect to the unpaid principal balance on a monthly basis.		X
2.	Adjustments on ARM loans shall be computed based on the related mortgage note and any ARM rider.		X
3.	Escrow accounts shall be analyzed, in accordance with the mortgagor's loan documents, on at least an annual basis.		X
4.

Interest on escrow accounts shall be paid, or credited, to mortgagors in accordance with the applicable state laws. (A compilation of state laws relating to the payment of interest on escrow accounts may be obtained through the MBA's FAX ON DEMAND service. For more information, contact MBA.)

X
VI.	Delinquencies
1.

Records documenting collection efforts shall be maintained during the period a loan is in default and shall be updated at least monthly. Such records shall describe the entity's activities in monitoring delinquent loans including, for example, phone calls, letters and mortgage payment rescheduling plans in cases where the delinquency is deemed temporary (e.g., illness or unemployment).

X
VII.	Insurance Policies
1.	A fidelity bond and errors and omissions policy shall be in effect on the servicing entity throughout the reporting period in the amount of coverage represented to investors in management's assertion.	X